Exhibit 99.1
2009 Key Employee Incentive Plan:
Executive
Bonus Target:

Functional VP Target:	26.3% of Base Salary at Plan

Corporate VP Target:	37.5% of Base Salary at Plan

CEO Bonus Target:	56.3% of Base Salary at Plan
Payout Variables:
The bonus payout will be based on two variables reflecting corporate financial performance: “GAAP Revenue” and “non-GAAP Profit Before Tax”. “GAAP Revenue” and “non-GAAP PBT” are as defined by the annual operating plan. For FY 2009, the following items will be excluded from the GAAP PBT calculation to determine “non-GAAP PBT”: (1) stock based compensation, and (2) restructuring expenses. The Compensation Committee may, at its discretion, adjust the calculation of Revenue or of non-GAAP PBT (for the purpose of calculating Incentive Plan bonuses) either up or down due to an extraordinary event. Such adjustment will only be made after due consideration of the cause of the event and the degree of management influence over the event.
Bonus Pool Weighting

Factor

Revenue	50%

Profit Before Tax	50%
The bonus pool for Executives is then multiplied times the Relative Performance Factor.
Relative Performance Factor Calculation
Actel Percentage Revenue Growth (avg. 2008 & 2009) vs. Percentage Revenue Growth of Altera, Xilinx, Lattice, and QuickLogic (avg. 2008 & 2009) Bonus Factor

Better than none of the four	.8
Better than one of the four	.9
Better than two of the four	1.0
Better than three of the four	1.1
Better than all four	1.2

CEO Discretionary Factor
After weighting the bonus award the CEO has the discretion to modify the bonus to reflect the Executive’s individual performance. The allocated bonus amount may be increased by up to 120% or reduced by any percentage up to a 100% reduction, as long as the total amount paid to the executives as a group is not exceeded.
Threshold for Payout
No bonuses shall be paid if the threshold for Non-GAAP PBT (77% of plan) is not met.
Eligibility
Executives must be employed on the date of bonus payment to be eligible for the Incentive Bonus payment. Any Executive on Leave of Absence over 12 weeks during the fiscal year will have pro-rated eligibility.
Maximum Payout
The total bonus payments under the Key Employee Incentive Plan may not exceed the sum of 23% of Non-GAAP Profit Before Tax (PBT) plus the cost of the Executive Relative Performance Factor.

Executive Financial Factors for the 2009 Bonus Plan
2009 Key Employee Incentive Plan:
Key Employees
Bonus Target:
6% or 4.5% of Base Salary at Plan depending upon grade level.
Participation:
Plan participation will be communicated to all Key Employees at grade level 9 and above, except employees on a Sales Incentive plan or separate MBO plan. Any employee with documented performance issues will not be eligible to participate in the Plan.
At the end of plan year, each VP may nominate exceptional employees for one-time participation based on key contributions for that year. These exceptions may be added but would have to be paid from already allocated funds. (Funds budgeted for other participants within the VP’s group.)
Eligibility:
A newly eligible employee who is hired/promoted during the first quarter of the fiscal year will be eligible to receive the full percentage of the targeted bonus. A newly eligible employee who is hired/promoted during the second or third quarter of the fiscal year is eligible to receive a pro-rated bonus amount based on the date of hire/promotion. A newly eligible employee who is hired/promoted during the fourth quarter of the fiscal year will not be eligible for a Key Employee Bonus payout until the next fiscal year. An eligible employee who was on Leave of Absence for over 12 weeks during the fiscal year will have pro-rated eligibility.
Key employees must be employed on the date of the bonus payment in order to be eligible for the Key Employee Bonus payment.
Payout Variables:
The bonus payout will be based on two variables reflecting corporate financial performance: “GAAP Revenue” and “non-GAAP Profit Before Tax”. “GAAP Revenue” and “non-GAAP PBT” are as defined by the annual operating plan. For FY 2009, the following items will be excluded from the GAAP PBT calculation to determine “non-GAAP PBT”: (1) stock based compensation, and (2) restructuring expenses. The Compensation Committee may, at its discretion, adjust the calculation of Revenue or of non-GAAP PBT (for the purpose of calculating Incentive Plan bonuses) either up or down due to an extraordinary event. Such adjustment will only be made after due consideration of the cause of the event and the degree of management influence over the event.
This maximum amount is then adjusted using a performance multiplier. The performance multiplier will be based on the attainment of individual, departmental and corporate goals. These goals will be set at the beginning of the plan year by the VP. Each VP has the discretion to reduce individual awards based on goal performance. Each VP also has the discretion to increase an individual’s bonus target by 5% to recognize extraordinary performance (e.g., 4.5% to 9.5%, or 6% to 11%).

Weighting

Factor	Weight

Revenue	50%

Profit Before Tax	50%

Performance Multiplier	Weight

Corporate	10%

Department	30%

Individual	60%
Threshold for Payout
No bonuses shall be paid if the threshold for Non-GAAP PBT (77% of plan) is not met.
Maximum Payout
The total bonus payments under the Key Employee Incentive Plan may not exceed the sum of 23% of Non-GAAP Profit Before Tax (PBT) plus the cost of the Executive Relative Performance Factor.

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